Exhibit 99.1

October 27, 2016	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 23.0% INCREASE IN NET INCOME FOR THE THIRD QUARTER OF 2016

Glen Head, New York, October 27, 2016 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2016. In the highlights that follow, all comparisons are of the current three or nine month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

●	Net Income increased 23.0% to $8.0 million from $6.5 million

●	EPS increased 8.7% to $.50 from $.46

●	Cash Dividends Per Share increased 5.0% to $.21 from $.20

●	Tangible Book Value Per Share increased 12.4% to $19.77 from $17.59 at 9/30/15

●	The Mortgage Loan Pipeline at quarter end remained strong at $173 million

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

NINE MONTH HIGHLIGHTS

●	Net Income increased 19.7% to $23.1 million from $19.3 million

●	EPS increased 11.8% to $1.52 from $1.36

●	Cash Dividends Per Share increased 5.2% to $.61 from $.58

●	20.4% growth in the average balance of Loans

●	18.4% growth in the average balance of Total Deposits

●	10.0% growth in the average balance of Noninterest-Bearing Checking Deposits

Analysis of Earnings – Nine Months Ended September 30, 2016

Net income for the first nine months of 2016 was $23.1 million, an increase of $3.8 million, or 19.7%, over the same period last year. The increase is primarily attributable to an increase in net interest income of $8.4 million, or 15.3%, and a decrease in the provision for loan losses of $892,000. The impact of these items was partially offset by increases in noninterest expense, before debt extinguishment costs, of $4.0 million and income tax expense of $1.5 million.

The increase in net interest income was primarily driven by growth in average interest-earning assets of $442.4 million, or 16.1%. Average interest-earning assets grew mostly because of increases in the average balances of loans of $393.3 million, or 20.4%, and securities of $34.8 million, or 4.4%. While most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew. The growth in loans and securities was primarily funded by growth in the average balances of noninterest-bearing checking deposits of $71.1 million, or 10.0%, interest-bearing deposits of $328.3 million, or 22.5%, and stockholders’ equity of $45.5 million, or 19.1%.

Intermediate and long-term interest rates have been low and volatile for an extended period of time. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs; (3) prepayment speeds on mortgage securities can be elevated resulting in accelerated amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is suppressed; and (5) the Bank’s ability to reduce deposit rates diminishes. These factors, partially offset by an elevated level of prepayment penalty income caused by the low rate environment, contributed to a 5 basis point decline in the Bank’s net interest margin from 2.94% for the first nine months of 2015 to 2.89% for the current nine month period. Despite the decline in net interest margin, the Bank’s net interest income continues to increase as a result of the aforementioned growth in interest-earning assets. On a going forward basis, if available yields for loans and securities, prepayment penalties and the cost of deposits and borrowings remain at current levels, net interest margin is not expected to meaningfully decline. This expectation is based on the fact that significant portions of the Bank’s mortgage loan and securities portfolios were originated or purchased in a low rate environment at yields similar to those currently available.

The decrease in the provision for loan losses for the current nine month period versus the same period last year is largely due to lesser loan growth and a decline in historical loss rates. Also contributing to the decrease was a decline in specific reserves during the current nine month period versus an increase during the same period last year.

The increase in noninterest expense, before debt extinguishment costs, of $4.0 million, or 12.0%, is primarily attributable to increases in salaries of $1.3 million, or 8.6%, employee benefits expense of $801,000, or 18.4%, consulting expense of $712,000, computer and telecommunications expense of $408,000, occupancy and equipment expense of $284,000 and marketing expense of $206,000. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments. The increase in employee benefits expense is partially due to a $309,000 increase in group health insurance expense resulting from increases in staff count and the rates being charged by insurance carriers. Employee benefits expense also increased because of increases in pension expense and incentive compensation costs of $380,000 and $118,000, respectively. Pension expense increased largely because the 2015 return on plan assets fell short of expectation and the number of plan participants increased. The increase in consulting expense is due to a one-time charge of $800,000 in the second quarter of 2016 for advisory services relating to a vendor contract renegotiation. The Corporation expects that the cost savings negotiated by the consultant over the life of the contract will far exceed the one-time consulting charge. The increase in computer and telecommunications expense is mainly attributable to a growth-related increase in telecommunications capacity and one-time expenses of approximately $126,000 in the second quarter of 2016. The increase in occupancy and equipment expense includes the operating costs of new branches and a growth-related increase in depreciation on the Bank’s facilities and equipment.

The $1.5 million increase in income tax expense is attributable to higher pre-tax earnings in the current nine-month period partially offset by additional New York State income tax benefits derived from the Corporation’s captive REIT and the inclusion of a one-time charge of $402,000 in the same period last year caused by changes in New York City tax law.

Analysis of Earnings – Third Quarter 2016 Versus Third Quarter 2015

Net income for the third quarter of 2016 was $8.0 million, representing an increase of $1.5 million, or 23.0%, over $6.5 million earned in the third quarter of last year. The increase is primarily attributable to an increase in net interest income of $2.8 million, partially offset by increases of $274,000 in both salaries and occupancy and equipment expense and a $792,000 increase in income tax expense. The increases in net interest income, salaries and occupancy and equipment expense occurred for substantially the same reasons discussed above with respect to the nine month periods. Excluding the aforementioned one-time charge of $402,000, income tax expense also increased for the same reasons discussed with respect to the nine month periods.

Analysis of Earnings – Third Quarter Versus Second Quarter 2016

Net income for the third quarter of 2016 increased $391,000 over $7.6 million earned in the second quarter. The majority of the increase was attributable to an increase in net interest income of $418,000 and one-time consulting and other charges of $926,000 in the second quarter, offset by an increase in the provision for loan losses of $979,000. The increase in net interest income occurred for substantially the same reasons discussed above with respect to the nine-month period. The provision for loan losses increased as a result of higher loan growth in the third quarter as compared to the second quarter and adjustments to qualitative factors, such as concentrations of credit, used in determining the allowance for loan losses. The impact of these items on the provision was partially offset by a decrease in historical loss rates and a reduction in specific reserves. Income tax expense increased primarily because of higher pretax income in the third quarter. Securities gains and debt extinguishment costs were lower in the third quarter because the second quarter included a deleveraging transaction that involved the sale of securities at a gain and the prepayment of long-term debt with resulting debt extinguishment costs.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 3 basis points from 1.21% at year-end 2015 to 1.18% at September 30, 2016. The decrease is primarily due to improved economic conditions and a reduction in the historical loss component of the allowance for loan losses. The provision for loan losses was $1.5 million and $2.4 million in the first nine months of 2016 and 2015, respectively. The $1.5 million provision in the first nine months of 2016 is primarily attributable to loan growth and adjustments to qualitative factors used in determining the allowance for loan losses. The impact of these items was partially offset by a decrease in historical loss rates and a reduction in specific reserves. The $2.4 million provision in the first nine months of 2015 was primarily attributable to loan growth and an increase in specific reserves, partially offset by improved economic conditions.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans at September 30, 2016 were essentially unchanged from December 31, 2015, amounting to $1.4 million, or .06% of total loans outstanding, as of each date. During the third quarter of 2016, nonaccrual loans declined $3.7 million from $5.1 million at June 30, 2016. The decrease was primarily attributable to the payoff of two related mortgage loans. Troubled debt restructurings at September 30, 2016 amounted to $2.5 million, or .10% of total loans outstanding. Of the troubled debt restructurings, $1.6 million are performing in accordance with their modified terms and $844,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Troubled debt restructurings declined $1.9 million during the third quarter from $4.4 million at June 30, 2016. The decrease was attributable to the payoff of two loans to one borrower, partially offset by one loan that was restructured in a troubled debt restructuring during the current quarter. Loans past due 30 through 89 days amounted to $1.5 million, or .06% of total loans outstanding, at September 30, 2016, compared to $1.0 million, or .04%, at December 31, 2015.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 61% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.9%, 14.8%, 14.8% and 16.0%, respectively, at September 30, 2016. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

On October 27, 2016, the Corporation announced a 3-for-2 stock split. The stock split will be effected through a 50% stock dividend. The additional shares that will be issued as a result of the stock split will be distributed on November 28, 2016 to shareholders of record on November 10, 2016.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system, particularly in the New York City boroughs of Queens and Brooklyn. With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships. Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank’s growing branch distribution system currently consists of forty-five branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan. The Bank expects to open two more branches in the next six months and continues to evaluate sites for further branch expansion. One of the new branches will be in College Point, Queens and the other in East Islip, Long Island. In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the acquisition of fee-based businesses.

Challenges We Face

The federal funds target rate increased by twenty-five basis points in December 2015. Further increases could exert upward pressure on non-maturity deposit rates. Intermediate and long-term interest rates are impacted by national and global forces and have been low and volatile for an extended period of time. They declined significantly since year-end 2015 and could remain low or go lower in the foreseeable future. This could cause investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. These factors will make it difficult to improve net interest margin and could result in a decline in net interest margin from its current level and inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. Banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels and cyber security. Regulatory requirements and enhanced oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/16	12/31/15
	(dollars in thousands)

Assets:
Cash and cash equivalents	$48,858	$39,635

Investment securities:
Held-to-maturity, at amortized cost (fair value of $12,273 and $14,910)	11,915	14,371
Available-for-sale, at fair value	837,734	737,700
	849,649	752,071

Loans held-for-sale	-	105

Loans:
Commercial and industrial	117,973	93,056
Secured by real estate:
Commercial mortgages	1,054,330	1,036,331
Residential mortgages	1,180,646	1,025,215
Home equity lines	85,984	87,848
Consumer and other	5,976	5,733
	2,444,909	2,248,183
Allowance for loan losses	(28,759)	(27,256)
	2,416,150	2,220,927

Restricted stock, at cost	27,106	28,435
Bank premises and equipment, net	32,003	30,330
Bank-owned life insurance	32,877	32,447
Pension plan assets, net	14,507	14,337
Other assets	13,345	12,056
	$3,434,495	$3,130,343
Liabilities:
Deposits:
Checking	$789,644	$777,994
Savings, NOW and money market	1,542,366	1,195,968
Time, $100,000 and over	189,093	198,147
Time, other	103,781	112,566
	2,624,884	2,284,675

Short-term borrowings	101,522	211,502
Long-term debt	379,212	365,712
Accrued expenses and other liabilities	10,668	12,313
Deferred income taxes payable	7,835	5,205
	3,124,121	2,879,407
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares; Issued and outstanding, 15,685,967 and 14,116,677 shares	1,569	1,412
Surplus	99,265	56,931
Retained earnings	198,834	185,069
	299,668	243,412
Accumulated other comprehensive income, net of tax	10,706	7,524
	310,374	250,936
	$3,434,495	$3,130,343

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/16	9/30/15	9/30/16	9/30/15
	(dollars in thousands)

Interest and dividend income:
Loans	$60,844	$51,328	$20,789	$17,637
Investment securities:
Taxable	5,920	6,116	2,010	1,874
Nontaxable	10,256	10,184	3,433	3,392
	77,020	67,628	26,232	22,903
Interest expense:
Savings, NOW and money market deposits	3,833	1,840	1,490	690
Time deposits	3,910	4,565	1,236	1,495
Short-term borrowings	154	113	23	19
Long-term debt	5,458	5,877	1,792	1,766
	13,355	12,395	4,541	3,970
Net interest income	63,665	55,233	21,691	18,933
Provision for loan losses	1,510	2,402	1,118	1,049
Net interest income after provision for loan losses	62,155	52,831	20,573	17,884

Noninterest income:
Investment Management Division income	1,498	1,548	508	509
Service charges on deposit accounts	1,979	1,981	689	656
Net gains on sales of securities	1,868	1,133	24	-
Other	2,154	2,196	793	654
	7,499	6,858	2,014	1,819
Noninterest expense:
Salaries	16,437	15,134	5,388	5,114
Employee benefits	5,148	4,347	1,699	1,608
Occupancy and equipment	6,923	6,639	2,344	2,070
Debt extinguishment	1,756	1,084	-	-
Other	9,013	7,367	2,543	2,590
	39,277	34,571	11,974	11,382

Income before income taxes	30,377	25,118	10,613	8,321
Income tax expense	7,316	5,846	2,602	1,810
Net Income	$23,061	$19,272	$8,011	$6,511

Per Share Data:
Basic EPS	$1.54	$1.38	$.51	$.46
Diluted EPS	$1.52	$1.36	$.50	$.46
Cash Dividends Declared	$.61	$.58	$.21	$.20

FINANCIAL RATIOS

(Unaudited)

ROA	.94%	.91%	.94%	.89%
ROE	10.84%	10.79%	10.28%	10.71%
Net Interest Margin	2.89%	2.94%	2.86%	2.95%
Dividend Payout Ratio	40.13%	42.65%	42.00%	43.48%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/16	12/31/15
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,486	$1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual (includes $105,000 in loans held-for-sale at 12/31/15)	572	535
	2,058	1,538
Troubled debt restructurings:
Performing according to their modified terms	1,634	3,581
Past due 30 through 89 days	-	-
Past due 90 days or more and still accruing	-	-
Nonaccrual	844	900
	2,478	4,481
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,634	3,581
Past due 30 through 89 days	1,486	1,003
Past due 90 days or more and still accruing	-	-
Nonaccrual	1,416	1,435
	4,536	6,019
Other real estate owned	-	-
	$4,536	$6,019

Allowance for loan losses	$28,759	$27,256
Allowance for loan losses as a percentage of total loans	1.18%	1.21%
Allowance for loan losses as a multiple of nonaccrual loans	20.3x	19.0x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2016			2015
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(dollars in thousands)
Assets:
Interest-earning bank balances	$36,434	$140	.51%	$22,099	$42	.25%
Investment securities:
Taxable	367,569	5,780	2.10	360,919	6,074	2.24
Nontaxable (1)	465,054	15,779	4.52	436,941	15,668	4.78
Loans (1)	2,322,461	60,854	3.49	1,929,159	51,339	3.55
Total interest-earning assets	3,191,518	82,553	3.45	2,749,118	73,123	3.55
Allowance for loan losses	(27,860)			(24,052)
Net interest-earning assets	3,163,658			2,725,066
Cash and due from banks	30,504			28,723
Premises and equipment, net	31,236			28,720
Other assets	58,876			59,100
	$3,284,274			$2,841,609

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,483,338	3,833	.35	$1,134,741	1,840	.22
Time deposits	302,001	3,910	1.73	322,312	4,565	1.89
Total interest-bearing deposits	1,785,339	7,743	.58	1,457,053	6,405	.59
Short-term borrowings	44,193	154	.47	50,705	113	.30
Long-term debt	373,798	5,458	1.95	363,937	5,877	2.16
Total interest-bearing liabilities	2,203,330	13,355	.81	1,871,695	12,395	.89
Checking deposits	780,980			709,896
Other liabilities	15,668			21,250
	2,999,978			2,602,841
Stockholders' equity	284,296			238,768
	$3,284,274			$2,841,609

Net interest income (1)		$69,198			$60,728
Net interest spread (1)			2.64%			2.66%
Net interest margin (1)			2.89%			2.94%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2016. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 9, 2016, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.